Exhibit 99.1

Boot Barn Holdings, Inc. Announces Second Quarter Fiscal Year 2018 Financial Results; Raises Fiscal Year 2018 Outlook

IRVINE, Calif.--(BUSINESS WIRE)--November 2, 2017--Boot Barn Holdings, Inc. (NYSE:BOOT) today announced its financial results for the second fiscal quarter ended September 30, 2017.

Highlights for the quarter ended September 30, 2017, were as follows:

  Net sales increased 6.8% to $143.1 million.
  Same store sales increased 1.8%.
  Net income was $1.1 million, or $0.04 per diluted share, compared to net income of $0.5 million, or $0.02 per diluted share, in the prior-year period.
  The Company acquired the four-store operations of Wood’s Boots.

Jim Conroy, Chief Executive Officer, commented, “We are pleased with the strength exhibited by our business during the second quarter, which allowed us to exceed our sales and earnings per share expectations. Despite the temporary disruption from Hurricanes Harvey and Irma, we achieved solid sales growth, driven primarily by the performance of our retail stores. We also experienced a sequential increase in e-commerce sales trends as bootbarn.com posted another double-digit sales gain and we continued to make progress enhancing the functionality of sheplers.com. At the same time, we were able to expand merchandise margin 140 basis points through a reduction in our promotional cadence, an increase in exclusive brand penetration, and our continued commitment to full-price selling. Looking ahead, we are confident that the merchandise, omni-channel and operational initiatives we have in place, combined with our differentiated retail concept, position us well to capture additional market share and deliver increased shareholder value over the long-term.”

Mr. Conroy continued, “Over the last few months, members of our Boot Barn family and the rest of the country have been tragically impacted by hurricanes, the massacre in Las Vegas and wildfires in the west. As our thoughts and prayers continue to go out to those suffering, I am thankful for our employees, customers and Americans everywhere who have come together in a spirit of unity and togetherness to help one another.”

Operating Results for the Second Quarter Ended September 30, 2017

  Net sales increased 6.8% to $143.1 million from $134.0 million in the prior-year period. Net sales increased due to the sales contribution from new stores opened over the past thirteen months and the four stores acquired from Wood’s Boots, a 1.8% increase in same store sales, and sales from the Country Outfitter site that was acquired in February 2017.
  Gross profit was $41.7 million, or 29.1% of net sales, compared to $36.4 million, or 27.2% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. As a percentage of sales, consolidated gross margin primarily increased as a result of a 140 basis point increase in merchandise margin rate and a 50 basis point decrease in buying and occupancy costs.
  Selling, general and administrative expense was $36.1 million, or 25.2% of net sales, compared to $32.0 million, or 23.9% of net sales, in the prior-year period. Selling, general and administrative expenses increased primarily as a result of increased sales and additional costs for both new and acquired stores. Selling, general and administrative expenses as a percentage of sales were in line with the prior year when excluding the benefit in the prior year from lower bonus expense, gain from a legal and contract settlement, and a benefit from employee compensation costs.
  Income from operations was $5.6 million, or 3.9% of net sales, compared to $4.4 million, or 3.3% of net sales, in the prior-year period.
  The Company acquired four stores from Wood’s Boots and closed two Boot Barn stores, ending the quarter with 222 stores in 31 states.
  Net income was $1.1 million, or $0.04 per diluted share, compared to $0.5 million, or $0.02 per diluted share, in the prior-year period.

Operating Results for the Six Months Ended September 30, 2017

  Net sales increased 5.6% to $282.5 million from $267.4 million in the prior-year period. Net sales increased due to the sales contribution from new stores opened over the past thirteen months and the four stores acquired from Wood’s Boots, a 1.5% increase in same store sales, and sales from the Country Outfitter site.
  Gross profit was $83.1 million, or 29.4% of net sales, compared to $77.2 million, or 28.9% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. As a percentage of sales, consolidated gross margin increased as a result of a 60 basis point increase in merchandise margin partially offset by 10 basis points of occupancy deleverage.
  Selling, general and administrative expense was $72.5 million, or 25.7% of net sales, compared to $68.3 million, or 25.5% of net sales, in the prior-year period. Selling, general and administrative expenses increased as a result of additional costs associated with the opening of new and acquired stores over the last thirteen months and incremental operational costs associated with the growth in the business. As a percentage of sales, selling, general and administrative expenses increased as a result of higher bonus expense.
  Income from operations was $10.6 million, or 3.7% of net sales, compared to $8.9 million, or 3.3% of net sales, in the prior-year period.
  The Company opened one new store, acquired four stores from Wood’s Boots and closed two Boot Barn stores, ending the period with 222 stores in 31 states.
  Net income was $1.9 million, or $0.07 per diluted share, compared to $1.1 million, or $0.04 per diluted share, in the prior-year period.

Balance Sheet Highlights as of September 30, 2017

  Cash of $9.4 million.
  Average inventory per store decreased approximately 1% compared to September 24, 2016.
  Total net debt of $239.8 million, including $57.1 million outstanding on revolving credit facility.

Fiscal Year 2018 Outlook

For the fiscal year ending March 31, 2018, the Company now expects:

  To open 12 new stores, including the acquisition of four Wood’s Boots stores in the second quarter.
  Same store sales growth of low single digits, compared to the Company’s prior outlook of flat to slightly positive same store sales growth.
  Income from operations between $40.0 million and $42.5 million, compared to the Company’s prior outlook of $37.8 million to $40.0 million.
  Net income of $15.4 million to $16.6 million, compared to the Company’s prior outlook of $14.0 million to $15.4 million.
  Net income per diluted share of $0.57 to $0.61 based on 27.2 million weighted average diluted shares outstanding, compared to the Company’s prior outlook of $0.52 to $0.57.

For the fiscal third quarter ending December 30, 2017 the Company expects:

  Positive same store sales growth of 2.0% to 4.0%.
  Net income per diluted share of $0.40 to $0.43 based on 27.2 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the second quarter of fiscal year 2018 is scheduled for today, November 2, 2017, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (888) 203-7337. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until December 2, 2017, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 8773428. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 223 stores in 31 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer. Sheplers has been part of the western, outdoor, and work lifestyle for over 100 years. Beginning in February 2017, the Company has operated www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Non-GAAP Financial Measures

The Company presents adjusted EBITDA to help the Company describe its operating and financial performance. Adjusted EBITDA is a non-GAAP financial measure and should not be construed in isolation or as an alternative to net income or cash flow statement data (as presented in the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, or GAAP), or as a better indicator of operating performance or as a measure of liquidity. Adjusted EBITDA, as defined by the Company, may not be comparable to similar non-GAAP financial measures presented by other companies. The Company’s management believes that adjusted EBITDA provides investors with transparency and helps illustrate financial results. See the table at the end of this press release for a reconciliation of adjusted EBITDA, as well as Consolidated EBITDA as defined in the Company’s loan agreements, to net income.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences and the Company’s ability to effectively execute on its growth strategy; the failure to maintain and enhance its strong brand image; inability to compete effectively; failure to maintain good relationships with its key suppliers; and inability to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc. Condensed Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)

	September 30,	April 1,
	2017	2017
Assets
Current assets:
Cash and cash equivalents	$9,434	$8,035
Accounts receivable, net	6,253	4,354
Inventories	211,750	189,096
Prepaid expenses and other current assets	14,138	22,818
Total current assets	241,575	224,303
Property and equipment, net	85,767	82,711
Goodwill	193,095	193,095
Intangible assets, net	63,840	64,511
Other assets	978	961
Total assets	$585,255	$565,581
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$57,120	$33,274
Accounts payable	90,191	77,482
Accrued expenses and other current liabilities	35,252	35,983
Current portion of notes payable, net	—	1,062
Total current liabilities	182,563	147,801
Deferred taxes	10,799	20,961
Long-term portion of notes payable, net	182,680	191,517
Capital lease obligation	7,578	7,825
Other liabilities	18,324	17,568
Total liabilities	401,944	385,672

Stockholders’ equity:
Common stock, $0.0001 par value; September 30, 2017 - 100,000 shares authorized, 26,697 shares issued; April 1, 2017 - 100,000 shares authorized, 26,575 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	143,800	142,184
Retained earnings	39,666	37,791
Less: Common stock held in treasury, at cost, 28 and 14 shares at September 30, 2017 and April 1, 2017, respectively	(158)	(69)
Total stockholders’ equity	183,311	179,909
Total liabilities and stockholders’ equity	$585,255	$565,581

Boot Barn Holdings, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2017	2016	2017	2016
Net sales	$143,072	$133,969	$282,451	$267,382
Cost of goods sold	101,382	97,523	199,369	190,187
Gross profit	41,690	36,446	83,082	77,195
Selling, general and administrative expenses	36,052	32,003	72,503	68,302
Income from operations	5,638	4,443	10,579	8,893
Interest expense, net	3,789	3,651	7,447	7,211
Income before income taxes	1,849	792	3,132	1,682
Income tax expense	751	313	1,257	579
Net income	$1,098	$479	$1,875	$1,103

Earnings per share:
Basic shares	$0.04	$0.02	$0.07	$0.04
Diluted shares	$0.04	$0.02	$0.07	$0.04
Weighted average shares outstanding:
Basic shares	26,608	26,427	26,584	26,400
Diluted shares	26,950	26,897	26,960	26,736

Boot Barn Holdings, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Twenty-Six Weeks Ended
	September 30,	September 24,
	2017	2016
Cash flows from operating activities
Net income	$1,875	$1,103
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation	7,584	6,996
Stock-based compensation	1,253	1,506
Amortization of intangible assets	671	1,100
Amortization and write-off of debt issuance fees and debt discount	593	563
Loss on disposal of property and equipment	61	126
Hurricane-related asset write-off	3,222	—
Insurance recovery receivable	(3,422)	—
Accretion of above market leases	(1)	(24)
Deferred taxes	(371)	140
Changes in operating assets and liabilities:
Insurance settlement	700	—
Accounts receivable, net	823	(439)
Inventories	(22,124)	(14,425)
Inventories from purchase of Wood's Boots	(2,752)	—
Prepaid expenses and other current assets	(1,083)	(1,728)
Other assets	(17)	1,128
Accounts payable	12,287	7,875
Accrued expenses and other current liabilities	(766)	(963)
Other liabilities	757	3,718
Net cash (used in)/provided by operating activities	$(710)	$6,676
Cash flows from investing activities
Purchases of property and equipment	$(11,279)	$(10,481)
Net cash used in investing activities	$(11,279)	$(10,481)
Cash flows from financing activities
Borrowings on line of credit - net	$23,846	$8,168
Repayments on debt and capital lease obligations	(10,212)	(1,208)
Debt issuance fees paid	(520)	—
Tax withholding payments for net share settlement	(89)	(26)
Proceeds from the exercise of stock options	363	739
Net cash provided by financing activities	$13,388	$7,673

Net increase in cash and cash equivalents	1,399	3,868
Cash and cash equivalents, beginning of period	8,035	7,195
Cash and cash equivalents, end of period	$9,434	$11,063

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$393	$1,182
Cash paid for interest	$6,744	$6,697
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$2,323	$3,712

Boot Barn Holdings, Inc. Store Count

	Fiscal Year Ended	Fiscal Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 28,	March 26,	June 25,	September 24,	December 24,	April 1,	July 1,	September 30,
	2015	2016	2016	2016	2016	2017	2017	2017
Store Count (BOP)	152	169	208	210	212	219	219	220
Opened/Acquired	18	47	2	2	6	2	1	4
Relocated	—	—	—	—	1	(1)	—	—
Closed Boot Barn Stores	(1)	(2)	—	—	—	(1)	—	(2)
Closed Sheplers Stores	—	(6)	—	—	—	—	—	—
Store Count (EOP)	169	208	210	212	219	219	220	222

Adjusted EBITDA Reconciliation (Unaudited)

	Thirteen Weeks Ended		Fourteen Weeks Ended	Thirteen Weeks Ended
	September 30,	July 1,	April 1,	December 24,	September 24,
	2017	2017	2017	2016	2016
Boot Barn's Net income	$1,098	$777	$2,588	$10,507	$479
Income tax expense	751	506	1,624	6,719	313
Interest expense, net	3,789	3,658	3,851	3,637	3,651
Depreciation and intangible asset amortization	4,142	4,113	4,407	4,207	4,017
Boot Barn's EBITDA	$9,780	$9,054	$12,470	$25,070	$8,460

Non-cash stock-based compensation (a)	$678	$575	$763	$754	$750
Non-cash accrual for future award redemptions (b)	(162)	5	(489)	399	133
Loss/(gain) on disposal of assets (c)	47	14	204	(22)	126
Store impairment charge (d)	-	-	1,164	-	-
Boot Barn's Adjusted EBITDA	$10,343	$9,648	$14,112	$26,201	$9,469

Additional adjustments (e)	418	628	156	778	891
Consolidated EBITDA per Loan Agreements	$10,761	$10,276	$14,268	$26,979	$10,360
____________________
(a)	Represents non-cash compensation expenses related to stock options, restricted stock awards and restricted stock units granted to certain of our employees and directors.
(b)	Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(c)	Represents loss/(gain) on disposal of assets from store closures.
(d)	Represents the store impairment charge recorded at three stores in the fourteen weeks ended April 1, 2017 in order to reduce the carrying amount of the assets to their estimated fair values.
(e)	Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

CONTACT:
Investors:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com
or
Media:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4400 ext. 579
Vice President, Investor Relations
BootBarnIRMedia@bootbarn.com